STANDSTILL AGREEMENT

     This Standstill Agreement (the "Agreement") is dated as of October 24, 2002 between Manugistics Group, Inc., a Delaware corporation (the "Company"), and Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (the "Stockholder").

     WHEREAS, the Stockholder and its Affiliates (as defined herein) beneficially own a total of 7,619,800 shares of Common Stock (as defined herein), and the Stockholder and its Affiliates may acquire additional shares of Common Stock from time to time;

     WHEREAS, the Stockholder agrees to limit its purchases and to cause its Affiliates to limit their respective purchases of Common Stock, subject to the terms and conditions herein;

     WHEREAS, the Company agrees not to take any actions to prevent the Stockholder and its Affiliates from acquiring additional shares of Common Stock, subject to the terms and conditions herein.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     "Affiliate" shall mean Warburg Pincus LLC, a New York limited liability company, Warburg Pincus & Co., a New York general partnership ("WP & Co), and any fund in which WP & Co is the general partner.

     "Beneficial owner" has the meaning set forth in Rule 13d-3 under the Exchange Act, and derivative terms such as "beneficially own" shall be given corresponding meanings.

     "Board of Directors" means the Board of Directors of the Company.

     "Change in control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, promulgated under the Exchange Act.

     "Common Stock" means shares of common stock, $.002 par value, of the Company.

     "Current Shares" has the meaning set forth in Section 3.5.



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     "DGCL" has the meaning set forth in Section 2.5.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Extraordinary Transaction" shall mean any solicited or unsolicited tender or exchange offer, or proposal for a merger, sale of all or substantially all assets, reorganization, share exchange or other similar business combination involving the Company if such transaction or combination would result in a "change in control" of the Company.

     "Group" means a group within the meaning of Section 13(d)(3) of the Exchange Act.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Standstill Period" means the period beginning on the date of this Agreement and ending on the earliest of (i) the third anniversary of the date of this Agreement, or (ii) the date on which any Person (other than the Stockholder and it Affiliates) acquires beneficial ownership of more than 15% of the Common Stock if the Company shall have consented to the acquisition by such Person on terms more favorable than those contained herein or (iii) the date on which the Company fails to perform, or otherwise breaches with respect to, its obligations as set forth in Section 4.1 or Section 4.5 hereof.

     "Stockholder Director" has the meaning set forth in Section 4.5.

     "Subsidiary" means, with respect to any Person, any corporation or other entity (and any predecessor thereof) of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

     "Substitute Director" has the meaning set forth in Section 4.5.

     "Withdrawing Director" has the meaning set forth in Section 4.5.

                                   ARTICLE 2.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Stockholder that:


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     SECTION 2.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.

     SECTION 2.2. Corporate Authorization; Binding Agreement. The execution, delivery and performance of this Agreement by the Company is within the Company's corporate powers and has been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (a) as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and (b) for limitations imposed by general principles of equity.

     SECTION 2.3. Compliance. The execution, delivery and performance of this Agreement by the Company requires no action by or in respect of, or filing with, any governmental or non-governmental body, agency, official or authority other than as required by any applicable requirements of the Exchange Act and other filings, notifications and consents that are immaterial to the consummation of the transactions contemplated hereby.

     SECTION 2.4. Non-contravention. Assuming compliance with the matters referred to in Section 2.3, the execution, delivery and performance of this Agreement by the Company do not and will not (a) violate the certificate of incorporation or bylaws of the Company, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon the Company, other than violations that would be immaterial to the Company or the Stockholder, or (c) constitute a default under any agreement or other instrument binding upon the Company.

     SECTION 2.5. State Takeover Statutes. The Board of Directors, at a meeting duly called (or for which notice was duly waived by all directors of the Company) and held on October 24, 2002, has approved the acquisition of beneficial ownership by the Stockholder and its Affiliates of up to 19.9% of the Common Stock subject to the terms of this Agreement, and such approval by the Board of Directors constitutes approval of the transactions contemplated by this Agreement pursuant to which the Stockholder and its Affiliates may become an "interested stockholder(s)" under the provisions of Section 203(a) of the Delaware General Corporation Law (the "DGCL"), and constitutes all actions necessary to be taken by the Company to ensure that the restrictions contained in Section 203 of the DGCL will not apply to the Stockholder or its Affiliates in connection with or as a result of such transactions.

                                   ARTICLE 3.

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder represents and warrants to the Company that:

     SECTION 3.1. Existence and Power. The Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.


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     SECTION 3.2. Authorization. The execution, delivery and performance of this
Agreement by the Stockholder are within the Stockholder's powers and have been duly authorized by all necessary action on the part of the Stockholder. This Agreement constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (a) as such enforcement is limited by bankruptcy, insolvency and other similar laws effecting the enforcement of creditors' rights generally and (b) for limitations imposed by general principles of equity.

     SECTION 3.3. Compliance. The execution, delivery and performance of this Agreement by the Stockholder requires no action by or in respect of, or filing with, any governmental or non-governmental body, agency or official or any other Person other than as required by any applicable requirements of the Exchange Act and other filings or notifications that are immaterial to the consummation of the transactions contemplated hereby.

     SECTION 3.4. Non-contravention. Assuming compliance with the matters referred to in Section 3.3, the execution, delivery and performance of this Agreement by the Stockholder does not and will not (a) violate the internal governance documents of the Stockholder, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon the Stockholder, except for any such violations which would be immaterial to the Company or the Stockholder, or (c) constitute a default under any agreement or other instrument binding upon the Stockholder .

     SECTION 3.5. Current Beneficial Ownership. The Stockholder and its Affiliates beneficially own 7,619,800 shares of Common Stock (the "Current Shares"). Except for the Current Shares, neither the Stockholder nor any Affiliate beneficially owns shares of Common Stock.

                                   ARTICLE 4.

                            COVENANTS OF THE PARTIES

     SECTION 4.1. Acquisition of Additional Shares. Subject to the restrictions set forth herein, the Stockholder may acquire additional shares of Common Stock and the Company will not take any action to prevent, limit or restrict such acquisition by means of adopting a stockholders rights agreement (creating what is commonly referred to as a "poison pill") or similar agreement which limits or restricts the ability of the Stockholder and its Affiliates to beneficially own in the aggregate 19.9% of the Common Stock.

     SECTION 4.2. Standstill. (a) During the Standstill Period, the Stockholder agrees that, without the prior written consent of the Company, the Stockholder will not and will not permit its Affiliates to:

     (i) purchase or otherwise acquire, directly or indirectly, or agree or offer to purchase or otherwise acquire, any shares of Common Stock if, as a result thereof, the Stockholder, together with its Affiliates and with any members


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            of a Group in which the Stockholder or any of its Affiliates is a member, would, in the aggregate, beneficially own shares of Common Stock representing more than the 19.9% of the Common Stock;

     (ii) initiate or propose any matter for a vote of the stockholders of the Company or "solicit," or become a "participant," directly or indirectly, in any "solicitation" of proxies (as such terms are defined under the Exchange Act) from any holder of shares of capital stock of the Company in connection with any vote or other action on any matter or agree or announce its intention to vote with any Person undertaking a "solicitation" or seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company;

     (iii) make any public announcement, public proposal or public offer with respect to any Extraordinary Transaction involving the Company or its securities or assets;

     (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a Group in connection with any of the foregoing;

     (v) deposit any shares of Common Stock in any voting trust or subject the shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock except as set forth hereunder; or

     (vi) (A) request permission or participate in any effort to do any of the foregoing or (B) request the Company to amend or waive any provision of this paragraph, in a manner which would require public disclosure of such action under applicable law.

     Stockholder will reasonably promptly advise the Company of any proposal made to it by a third party with respect to any of the foregoing.

     (b) Nothing contained in this Section shall be deemed in any way to prohibit or limit any transactions in the ordinary course of business between the Company and any of its Subsidiaries or between the Stockholder and any of its Affiliates or between the Stockholder and its Affiliates and their portfolio companies.

     SECTION 4.3. Shareholder Meetings. The Stockholder agrees that during the Standstill Period and so long as it and its Affiliates beneficially own in the aggregate at least 10% of the Common Stock, it will be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all shares of Common Stock owned by the


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          Stockholder and its Affiliates and then entitled to vote may be counted for the purpose of determining the presence of a quorum at such meetings.

     SECTION 4.4. Sale or Other Transfer of Common Stock.

     (a) In the event that the Stockholder shall transfer any shares of Common Stock which it owns to an Affiliate, such Affiliate shall be bound by all of the provisions of Article 4. Prior to such a transfer by the Stockholder, the Affiliate shall execute and deliver to the Company a valid and binding agreement reasonably satisfactory to the Company to the effect that the Affiliate is bound by Article 4, and until such agreement is executed and delivered, the shares transferred shall have no voting rights.

     (b) During the Standstill Period, the Stockholder agrees to provide the Company prompt written notice following any sale or other transfer of any shares of Common Stock, whether to an Affiliate or otherwise.

     SECTION 4.5. Board of Directors.

     (a) Election of Directors. From and after the date hereof, and for as long as the Stockholder and its Affiliates beneficially own in the aggregate at least ten percent (10%) of the Common Stock, the Company will nominate and use its reasonable efforts to have one individual designated by the Stockholder and reasonably acceptable to the Company elected to the Board of Directors (the "Stockholder Director"). Notwithstanding any other provision of this Agreement, for purposes of this Section 4.5(a), the Stockholder and its Affiliates shall not be deemed to own beneficially any Common Stock held by any members of a Group other than the Stockholder and its Affiliates. For the purposes of this Agreement, Mr. William H. Janeway shall be deemed to be acceptable to the Company.

     (b) Replacement Directors. In the event that the Stockholder Director (a "Withdrawing Director") designated in the manner set forth in Section 4.5(a) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement (the "Substitute Director") will be designated by the Stockholder provided, however that such Substitute Director is reasonably acceptable to the Company. The Company agrees to nominate and use its reasonable efforts to cause the election of such Substitute Director, promptly following his or her nomination pursuant to this Section 4.5(b).

     (c) Resignation of Directors. In the event that the Stockholder beneficially owns less than 10% of the outstanding shares of Common Stock as a result of the sale, transfer or disposition of shares of Common Stock by the Stockholder, then the Company may at such time request the Stockholder Director to resign from the Board, and within five days following such request, the Stockholder Director shall resign from the board. In the event that the Stockholder beneficially owns less than 7.5% of the outstanding shares of Common Stock as a result of any action other than the sale, transfer or disposition of shares of Common Stock by the Stockholder (the "7.5% Condition"), then the Stockholder shall, for a sixty (60) day period (which sixty (60)


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day period shall be extended to take into account any blackout periods applicable to the Stockholder or the Stockholder Director that would restrict its ability to acquire shares of Common Stock), after receiving notice from the Company that such 7.5% Condition has not been met, have the right to acquire, in the open market or in privately negotiated transactions, additional shares of Common Stock in order to satisfy the 7.5% Condition. Notwithstanding any other provision of this Agreement, for purposes of this Section 4.5(c), the Stockholder and its Affiliates shall not be deemed to own beneficially any Common Stock held by any members of a Group other than the Stockholder and its Affiliates.

     SECTION 4.6. Disclosure of Agreement. Except for any filings by either party made pursuant to the Exchange Act, the Company and the Stockholder shall agree on the form and content of any public announcements which shall be made concerning this Agreement or the transactions contemplated hereby, and neither the Company nor the Stockholder shall make any such public announcement without the consent of the other, which consent shall not be unreasonably withheld; provided, that if, in the reasonable opinion of its counsel, a party is required to make any such disclosure by law, then such party shall, to the extent practicable, prior to making such disclosure, consult with the other party and provide it with a copy of any proposed written disclosure (or discuss with representatives of such other party in full detail the substance of any proposed oral disclosure) and use its best efforts to amend such written or oral disclosure as such other party may reasonably request.

                                   ARTICLE 5.

                                  MISCELLANEOUS

     SECTION 5.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed duly given, effective
(a) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (b) when sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (c) when served, if delivered personally to the intended recipient, and
(d) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed,

     if to the Stockholder, to:

          Warburg Pincus Private Equity VIII, L.P.
          466 Lexington Avenue
          New York, New York 10017
          Attention: General Counsel
          Fax: (212) 878-9351

     if to the Company, to:

          Manugistics Group, Inc
          9715 Key West Avenue


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          Rockville, MD 20850
          Attn:  General Counsel
          Fax: (301) 255-3575

Any party may change the address to which notices or other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     SECTION 5.2. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative.

     SECTION 5.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 5.4. Assignment. The rights and obligations of the parties hereunder cannot be assigned or delegated; provided that the Stockholder may, subject to its compliance with Section 4.4, assign its rights and obligations to any Affiliate.

     SECTION 5.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

     SECTION 5.6. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 5.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     SECTION 5.8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     SECTION 5.9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the


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application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 5.10. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        MANUGISTICS GROUP, INC.

                                        By: /s/ Raghavan Rajavi
                                            ------------------------------
                                            Name:  Raghavan Rajavi
                                            Title: Executive Vice President and
                                                   Chief Financial Officer


                                        WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                                        By: Warburg Pincus & Co.,
                                            As General Partner

                                        By: /s/ Scott A. Arenare
                                            ------------------------------
                                            Name:  Scott A. Arenare
                                            Title: Partner


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